Results of November 11, 2004 shareholder meeting
(Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004.

At the meeting, each of the nominees for Trustees was elected, as follows:

	     			Votes			Votes
				for			withheld
Jameson A. Baxter		175,095,605		3,523,081
Charles B. Curtis		175,099,183		3,519,503
Myra R. Drucker			175,130,580		3,488,106
Charles E. Haldeman, Jr.	175,115,812		3,502,874
John A. Hill			174,356,148		4,262,358
Ronald J. Jackson		175,158,156		3,460,530
Paul L. Joskow			175,095,587		3,523,099
Elizabeth T. Kennan		175,067,354		3,551,332
John H. Mullin, III		175,073,110		3,545,576
Robert E. Patterson		175,111,465		3,507,221
George Putnam, III		174,957,437		3,661,249
A.J.C. Smith			174,951,227		3,667,459
W. Thomas Stephens		175,068,512		3,550,174
Richard B. Worley		175,078,766		3,539,920


A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

	Votes		Votes
	for		against		Abstentions

	147,484,846	4,171,974	26,961,865




A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

	Votes		Votes
	for		against		Abstentions

	147,756,779	4,145,703	26,716,203



A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:

	Votes		Votes
	for		against		Abstentions


	149,219,927	2,814,409	26,584,350







A proposal to approve an amendment to the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than cash was approved as follows:

	Votes		Votes
	for		against		Abstentions

	51,755,134	4,175,968	122,687,584


All tabulations are rounded to the nearest whole number.